Exhibit 99.1

January 13, 2006

NOTICE TO ALL PARTICIPANTS

IN

THE FOOTHILL INDEPENDENT BANCORP

DIVIDEND REINVESTMENT PLAN

Dear Stockholder:

On December 15, 2005 we announced that Foothill Independent Bancorp (NASDAQ: FOOT) had entered into an Agreement and Plan of Merger with First Community Bancorp (NASDAQ: FCBP). That Agreement provides, subject to the satisfaction of certain conditions set forth in that Agreement, for a merger to be consummated by Foothill and First Community pursuant to which Foothill will be merged with and into First Community and Foothill’s stockholders will receive shares of First Community Bancorp common stock for their shares of Foothill common stock. The Agreement and Plan of Merger establishes an initial exchange ratio of approximately 0.4982 shares of First Community common stock for each Foothill share, including each Dividend Reinvestment Plan share that you own. The initial exchange ratio and, therefore, the number of First Community shares that each Foothill stockholder will receive in the merger will be subject to adjustment depending on the average closing price of First Community’s common stock over a 15 trading day period ending 2 trading days prior to the closing of the merger.

Additional information regarding the proposed merger will be contained in a joint proxy statement/prospectus that is expected to be mailed to Foothill’s stockholders, including holders of Dividend Reinvestment Plan shares, approximately 30-to-45 days prior to the date of a Foothill stockholders meeting at which stockholders will consider and vote on the Merger. The date of that meeting has not yet been scheduled; but is expected to take place near the end of the first calendar quarter of 2006.

As a result of this pending merger, and in order to facilitate an orderly share exchange process, we are suspending our Dividend Reinvestment Plan effective January 20, 2006. As a result, additional dividends that will be paid after that date and prior to the consummation of the Merger will not be reinvested in Foothill shares under the Plan as in the past. Instead, such dividends will be paid in cash to you. In addition, no further optional cash payments for the purchase of additional shares will be accepted under the Plan. You will receive a certificate for the whole shares and a check for the fractional shares currently in your DRP account.

If you have any questions, please feel free to call Susan Hickam, Vice President – Investor Relations at (626) 963-8551.

Sincerely,

George E. Langley
President and CEO

Investors and security holders of Foothill Independent Bancorp (Foothill) are urged to carefully review and consider each of Foothill’s public filings, and each of the public filings of First Community Bancorp (First Community), with the SEC, including but not limited to their Annual Reports on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the reporting periods of 2005. The documents filed by Foothill with the SEC may be obtained free of charge at Foothill’s website at www.foothillbank.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Foothill by requesting them in writing to Foothill Independent Bancorp, 510 South Grand Avenue, 2d Floor, Glendora, CA 91741, Attention: Susan Hickam, Vice President – Investor Relations, or by telephone at: (626) 963-8551.

The documents filed by First Community with the SEC may be obtained free of charge at First Community’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First Community by requesting them in writing to First Community Bancorp c/o Pacific Western National Bank, 275 North Brea Boulevard, Brea, CA 92821; Attention: Investor Relations, or by telephone at (714) 671-6800.

This Notice may be deemed to be solicitation material in respect of the proposed merger of Foothill with and into First Community. First Community and Foothill intend to file a registration statement including a joint proxy statement/prospectus and other documents regarding the proposed merger with the SEC. Before making any voting or investment decision, investors and security holders of either Foothill or First Community are urged to carefully read the entire registration statement and proxy statement, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed acquisition. A definitive proxy statement/prospectus will be sent to the shareholders of each company seeking any required shareholder approval of the Merger Agreement and proposed Merger. Investors and security holders will be able to obtain the registration statement and proxy statement/prospectus free of charge from First Community Bancorp by requesting those documents in writing from First Community Bancorp c/o Pacific Western National Bank, 275 North Brea Boulevard, Brea, CA 92821; Attention: Investor Relations, or by telephone at (714) 671-6800.

Investors and security holders also will be able to obtain the registration statement and proxy statement/prospectus free of charge from Foothill by requesting them in writing from Foothill Independent Bancorp, 510 South Grand Avenue, Glendora, CA 91741, Attention: Susan Hickam, Vice President – Investor Relations, or by telephone at: (626) 963-8551.

Foothill, its directors, executive officers and certain other persons may be soliciting proxies from Foothill stockholders in favor of the approval of the merger. Additional information regarding the interests of such participants may be obtained by reading the registration statement and proxy statement/prospectus when they become available.

First Community, its directors, executive officers and certain other persons may be soliciting proxies from First Community shareholders in favor of the approval of the merger. Security holders may obtain additional information regarding the interests of such participants by reading the registration statement and proxy statement/prospectus when they become available.